
                                                                            ----------------------------
                                                                                 OMB APPROVAL
    FORM 4                                                                  ----------------------------

[ ] Check this box if no longer subject to
    Section 16. Form 4 or Form 5
    obligations may continue. See
    Instruction 1(b).


                                    U.S. SECURITIES AND EXCHANGE COMMISSION
                                              WASHINGTON, D.C. 20549

                                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

       Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                   Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940


--------------------------------------------------------------------- -----------------------------------------------------
1. Name and Address of Reporting Person*                               2.  Issuer Name and Ticker or Trading Symbol


        Winsauer           William                      O.                   Agility Capital, Inc- AGTY
--------------------------------------------------------------------- -------------------------------------------------------
         (Last)            (First)                   (Middle)          3.  IRS or Social Security  4.  Statement for
                                                                           Number of Reporting         Month/Year
                                                                           Person (Voluntary)          January/2002
         c/o Agility Capital, Inc.
         1512 West 35th Street Cut-Off, Suite 310
---------------------------------------------------------------------                              ---------------------------
         (Street)                                                      5.  If Amendment,
                                                                           Date of Original
 Austin              TX                           78731                    (Month/Year)
-----------------------------------------------------------------------------------------------------------------------------
(City)             (State)                         (Zip)


-------------------------------------------------------------
6.  Relationship of Reporting Person to Issuer
             (Check all applicable)

       X     Director                   X    10% Owner
    --------                         -------
       X     Officer (give                   Other (specify
    --------         title below)    -------       below)

Chief Executive Officer

-------------------------------------------------------------
7.  Individual or Joint/Group Filing (check applicable box)

 [X]  Form filed by One Reporting Person

 [ ]  Form filed by More than One Reporting Person

-------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------
  Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
------------------------------------------------------------------------------------------------------------------------
1.  Title of Security                            2. Trans-     3.  Trans-         4.  Securities Acquired (A)
     (Instr. 4)                                     action         action             or Disposed of (D)
                                                    Date           Code               (Instr. 3, 4 and 5)
                                                    (Month/        (Instr. 8)
                                                    Day/     ----------------------------------------------------------
                                                    Year)         Code       V       Amount      (A) or        Price
                                                                                                (D)
------------------------------------------------------------------------------------------------------------------------
   15% Series A Cumulative Preferred Stock        1/03/2002        P                 5,000 sh     A          $0.3000
------------------------------------------------------------------------------------------------------------------------
   15% Series A Cumulative Preferred Stock        1/03/2002        P                 5,000 sh     A          $0.2500
------------------------------------------------------------------------------------------------------------------------
   15% Series A Cumulative Preferred Stock        1/03/2002        P                 2,500 sh     A          $0.3100
------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------
5.  Amount of                   6.  Ownership                     7.  Nature of
    Securities                      Form:  Direct                     Indirect
    Beneficially                    (D) or Indirect (I)               Beneficial
    Owned at                        (Instr. 4)                        Ownership
    End of Month                                                      (Instr. 4)
    (Instr. 3 and 4)
----------------------------------------------------------------------------------
                                          D
----------------------------------------------------------------------------------
                                          D
----------------------------------------------------------------------------------
       12,500 sh                          D

----------------------------------------------------------------------------------


*If the form is filed by more than one reporting person, see
Instruction 4(b)(v).

Reminder Report on a separate line for each class of securities beneficially owned directly or indirectly.

                                                                          (Over)
                                                                 SEC 1474 (7/96)

           Table II - Derivative Securities Acquired, Disposed of, or
                      Beneficially Owned (e.g., puts, calls,
                      warrants, options, convertible securities)

------------------------------------------------------------------------------------------------------------------
1. Title of Derivative    2. Conver-    3. Trans-   4. Transac-     5. Number of           6. Date Exercisable
   Security (Instr. 3)       sion or       action      tion Code       Derivative             and Expiration Date
                             Exercise      Date        (Instr. 8)      Securities             (Month/Day/Year)
                             Price of      (Month/                        Acquired (A)
                             Derivative    Day/                        or Disposed of
                             Security      Year)                       (D) (Instr. 3, 4,
                                                                       and 5)
                                                     -------------------------------------------------------------
                                                         Code    V      (A)       (D)         Date         Expi-
                                                                                              Exercis-     ration
                                                                                              able         Date
------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------
7. Title and Amount of    8. Price of        9. Number of        10. Ownership       11. Nature
   Underlying Securities     Derivative         Derivative           Form of             of Indirect
   (Instr. 3 and 4)          Security           Securities           Derivative          Beneficial
                             (Instr. 5)         Beneficially         Security            Ownership
                                                Owned at             Direct (D)          (Instr. 4)
                                                End of               or Indirect
                                                Month                (I) (Instr. 4)
                                                (Instr. 4)
-------------------------
   Title      Amount or
              Number of
              Shares
-----------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------

Explanation of Responses:

**Intentional misstatements or omissions of facts constitute Federal
  Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)

Note: If space provided is insufficient, see Instruction 6 for procedure.

      Potential persons who are to respond to the collection of information in this form are not required to respond unless the form displays a currently valid OMB Number.

                         /s/ William O. Winsauer             February 11, 2002
                     --------------------------------        -----------------
                     ** Signature of Reporting Person               Date

File three copies of this Form, one of which must be manually signed.

                                                             SEC 1474 (7/96)

                                                             Page 2 of 2